April 20, 2018
Dear Fellow Stockholder:
We are writing to provide you with an update regarding your investment in Steadfast Income REIT, Inc. (“SIR”).
SIR announced today that its Board of Directors (the “Board”) authorized and declared a special distribution of $1.00 per share in lieu of the previously announced anticipated self-tender offer. The Board also determined to reinstate and amend its Share Repurchase Program (“SRP”).
Throughout this process, the Board has extensively evaluated all available options. Previously, the Board authorized the tender offer intending that it would provide the option of full liquidity to stockholders that elected to tender shares. However, after the announcement of the anticipated tender offer, we received early indications that the tender offer would likely be over-subscribed, which would have resulted in a low pro-rata distribution to tendering stockholders that would negate much of the intended benefit.
The distribution is payable to stockholders of record at the close of business on April 20, 2018. SIR expects to pay the special distribution on or about May 1, 2018, using funds consisting primarily of a portion of the net proceeds received by SIR in the joint venture transaction with Blackstone Real Estate Income Trust, Inc. (“BREIT”). SIR will send the special distribution to each stockholder in accordance with the current instructions on file for regular monthly distributions.
In connection with the special distribution, stockholders' customer account statements will be updated to reflect an estimated value per share equal to $9.84, which represents the estimated value per share of $10.84 as of December 31, 2017, less the $1.00 per share special distribution.
The Board’s decision to proceed with a special distribution instead of a tender offer also is a reason why it has elected to reinstate the SRP. The previously announced suspension of the SRP would have been effective as of April 28, 2018, however, since the Board is reinstating the SRP prior to that date, the net effect is that there will be no interruption to the SRP, but rather an approximate one-month delay in processing first quarter redemption requests.
Additionally, in connection with reinstating the SRP, the Board amended the terms of the SRP to revise the repurchase price for ordinary redemptions to an amount equal to 93% of the most recently publicly disclosed estimated value per share. The new share repurchase price will be $9.15 per share, which represents 93% of the estimated value of $9.84. The repurchase price for shares redeemed upon the death or disability of a stockholder will be equal to the average issue price per share for all of the stockholder’s shares.
As we look ahead, we remain excited about our future. We believe the SIR portfolio is well-positioned in favorable multifamily markets, are confident in our strategy and will continue to look for the right opportunities to strengthen our balance sheet to attract capital on favorable terms and monetize assets.
On behalf of the Board and our management team, thank you for your investment in and support of SIR. We will continue to work hard to increase the value of your investment and will update you throughout the year regarding our progress and performance.
Sincerely,
Rodney F. Emery
Chairman and Chief Executive Officer

This communication contains certain forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", "may" and "should" and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this communication. Such factors include those described in the Risk Factors section of the Company's public filings with the Securities and Exchange Commission. Forward-looking statements in this communication speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended.